May 13, 2026

J.P. Morgan Exchange-Traded Fund Trust

277 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc. (“JPMIM”) hereby agrees to waive fees owed to it or to reimburse the Fund listed on Schedule A through October 31, 2027. JPMIM will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include except for the management fees, payments under the Fund’s 12b-1 plan (if any), interest expenses, dividend and interest expenses related to short sales, taxes, acquired fund fees and expenses (other than fees for funds advised by the adviser and/or its affiliates), costs of holding shareholder meetings, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. In addition, the Fund may invest in one or more money market funds advised by JPMIM or its affiliates (“affiliated money market funds”). JPMIM hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on the Fund’s investment in such money market funds. This waiver does not apply to the Fund’s investments in affiliated money market funds made with cash received as collateral from securities lending borrowers.

JPMIM understands and intends that the Fund will rely on this agreement in preparing and filing its registration statements on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

By:	/s/ Matthew J. Kamburowski
Matthew J. Kamburowski
Managing Director

Accepted by:

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Timothy J. Clemens
Timothy J. Clemens
Treasurer

SCHEDULE A

Fund Name	Expense Cap
JPMorgan U.S. Research Enhanced Large Cap ETF	0.12%